EXHIBIT 10.2

Agreement- August 6, 2013

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), is made and entered into as of August 6, 2013 (the “Effective Date”), by and between Immune Pharmaceuticals Ltd., a company registered under the laws of the State of Israel, with registration number 514471283 (the “Company”) and Melini Capital Corp., a company registered under the laws of Panana (“Consultant”). Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties”.

1.	Appointment; the Services

1.1.	Company hereby retains Consultant to provide the services stipulated in Exhibit A hereto and other services, as may be agreed upon from time to time between Consultant and Company (the “Services”).

1.2.

The scope of the Services shall be determined by Company. Consultant shall devote the time required for the performance of the Services as determined and pre-approved by Company. Notwithstanding the foregoing, Consultant acknowledges and agrees that the performance of the Services hereunder may require significant domestic and international travel, including, but not limited to, attendance at Company related meetings and participation in international conferences. For the avoidance of any doubt, any and all travel requests and expenses shall be made in accordance with and subject to Company's travel policy, as may be amended from time to time, and subject to Company's prior written approval.

1.3.

The Parties agree that Consultant shall be an independent contractor of Company and in no event shall an employer-employee or principal-agent relationship be established between the Parties. Consultant shall not be entitled to execute documents on behalf of Company in deviation from Company's signatory rights as approved by Company's Board of Directors from time to time.

2.	Consultant's Representations, Warranties and Covenants

Consultant hereby represents, warrants and covenants to Company, and acknowledges that Company is entering into this Agreement in reliance thereon, as follows:

2.1.

Consultant has the necessary skills, knowledge and experience to fulfill his obligations hereunder, shall do so diligently, professionally and conscientiously and shall use its best efforts in the performance thereof.

2.2.

The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Consultant and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment, order, writ or decree to which Consultant is a party or by which he is bound, or any provision of law, rule or regulation applicable to Consultant, and do not require the consent of any person or entity. In the performance of Consultant's obligations hereunder, he will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which Consultant is restricted from disclosing or using due to contractual undertakings or by law.

2.3.	In the performance of the Services, Consultant will comply with all applicable laws and regulations, including without limitation Company policies and procedures.

2.4.

Except as otherwise expressly provided herein, Consultant will not accept, whether during the term of this Agreement or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with Consultant's engagement with Company, without Company's prior written authorization.

Agreement- August 6, 2013

2.5.

Company hereby acknowledges that Consultant may be currently, or in the future, actively engaged in activities, render services to, or serve as a member of the board of directors of, other entities in variety of fields that are similar to the business of Company. There shall be no inference or breach of this Agreement because of Consultant's current or future activities and nothing herein contained shall be construed to limit or restrict Consultant in conducting such activities, rendering such services to or serving as a board member of other entities, provided that such activities do not compete with Company's business. Consultant shall immediately notify Company of any actual conflicts of interests that may arise in connection with the performance of his Services and duties under this Agreement.

2.6.	The Services shall be provided solely and exclusively by Mr. Daniel Kazado.

3.	Fees and Payment

3.1.	In full consideration for the Services rendered in accordance with this Agreement, Consultant shall be entitled to receive from Company:

3.1.1.	Shares. 50,000 ordinary shares of Company, par value NIS 0.01 each (the “Ordinary Shares”), subject to reverse vesting over a period of 4 years, 25% each year, commencing as of the date hereof.

3.1.2.	Option. An option to purchase up to 350,000 Ordinary shares at an exercise price of USD 1.80, vesting in accordance with the vesting schedule set forth in Company's Share and Option Plan 2011.

3.2.	Consultant shall be solely responsible for the payment of all taxes with respect to the Services hereunder for which Consultant may be liable, if any, when due.

3.3.	Consultant shall not be entitled to receive any other right, compensation, reimbursement or payment from Company, other than as expressly stated in this Section 3.

4.	Confidentiality

4.1.

Consultant represents and warrants that it will keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person, unless and to the extent required by applicable law, and except to his attorneys and accountants.

4.2.

Any and all information and data of a proprietary or confidential nature, whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary, business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions, whether patentable or not, and all record bearing media containing or disclosing such information and techniques, disclosed to, or otherwise acquired by Consultant in connection with this Agreement and/or the provision of the Services and any and all Proprietary Rights (collectively, “Confidential Information”) is and shall remain the sole and exclusive property of Company.

4.3.

At all times, both during the term of this Agreement and thereafter, Consultant (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, or provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of Company or unless and to the extent required by applicable law; and (ii) Consultant will not use any Confidential Information or anything relating to it without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing the Services hereunder and in the best interest of Company. Notwithstanding the foregoing, Consultant shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of Consultant; or (ii) is authorized, in writing, by Company for release. Consultant shall protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, typically afforded to such confidential information. No license under any trademark, patent, copyright or other intellectual property right is either granted or implied by the disclosing of Confidential Information by Company to Consultant.

Agreement- August 6, 2013

5.	Proprietary Rights; Ownership of Work Product

5.1

The Parties hereby agree that any inventions, improvements, patents, know-how, information and any other intellectual property rights ("Intellectual Property Rights") belonging to either Consultant or Company prior to the execution of the Agreement will remain the sole property of Consultant or Company, respectively.

5.2

Consultant agrees and declares that any and all inventions, ideas, concepts, works of authorship, discoveries, designs, technology, products, improvements, derivations, materials, data, compositions of matter, formulations, processes and techniques, methods of use, delivery or diagnostics, know-how, results, proceeds and reports (the “Inventions”), that relate to the technology or products (either whether current or planned) or business of Company (as conducted and as proposed to be conducted), conceived, conducted, designed, developed, reduced to practice, compiled, created, written, authored, made and/or produced by Consultant, alone or jointly with others, pursuant to, in connection with, resulting or arising from the provision of services to Company under this Agreement or otherwise and/or Confidential Information or using equipment, supplies, facilities or trade secrets of Company (the “Company Inventions”) and any and all right, title and interest in and to Company Inventions, including without limitation, all intellectual, industrial and/or proprietary rights (together with Company Inventions, the “Proprietary Rights”), shall be the sole and exclusive property of Company, its successors and assigns.

6.	Non-Competition; Non-Solicitation

Consultant agrees and undertakes that he will not, during the term of his engagement with Company and for a period of 12 months for sub-section (ii) below and 24 months for sub-sections (i) and (iii) below, after the later lapses, directly or indirectly (whether as an owner, an independent contractor, shareholder, director, partner, manager, agent, employee, advisor or otherwise): (i) solicit, endeavor to entice away from Company or otherwise interfere with the relationship between Company and any person or entity who is, or was, a customer, prospective customer, supplier, contractor, subcontractor or an executive or consultant of Company; (ii) be employed in, own an interest in, manage, operate, join, control, or participate in or be connected with, whether as an officer, executive, partner, shareholder, consultant or otherwise, in any employment, business or activity that is in any way competitive, or would otherwise conflict with the business or proposed business of Company, and will not assist any other person or organization in competing with Company; and (iii) employ, offer to employ or otherwise engage or solicit for employment any person who is or was, during the term of his engagement with Company, employee, consultant or contractor of Company.

7.	Term and Termination

7.1.

The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect until December 31, 2014, unless terminated by either Party by a 30 days prior written notice to the other Party (the "Term").

Agreement- August 6, 2013

7.2.

Notwithstanding anything to the contrary herein, Company may terminate Consultant's engagement for Cause (as defined below) without advance notice and without derogating from any other remedy to which Company may be entitled.

For the purposes of this Agreement the term “Cause” shall mean any of (i) a material breach by Consultant of his obligations under this Agreement, which has not been cured (if may be cured) within 3 days of receipt of written notice of such breach; or (ii) Consultant's willful misconduct, or action of personal dishonesty, bad faith or breach of trust towards Company or any of its subsidiaries and/or affiliates; or (iii) the commission by Consultant of a criminal offense, or fraud or embezzlement against Company and/or any of its subsidiaries and/or affiliates.

7.3.

Upon termination of this Agreement, Consultant shall immediately return to Company any and all documents and materials pertaining to his work with Company and any and all property of Company that he may have in his possession and shall confirm so in writing.

7.4.

Termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accrued prior to the termination or expiration date, as the case may be. The provisions of Sections 1.4, 2.4, 3.3, 3.4, 4, 5, 6 above, Section 9.6 below shall survive the termination or expiration of this Agreement.

8.	Notices

If to Company:	Immune Pharmaceuticals Ltd. 15, Aba Even Blvd. Industrial Zone Herzliya-Pituach, 46733 Israel Fax: +972-9-8866612 Attn: Company's CEO
It to Consultant:	Melini Capital Corp. ____________ ____________ ____________

All notices shall be given by registered mail (postage prepaid), by facsimile or email, or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section ☐8 shall be deemed received: (i) if sent by facsimile or email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, (ii) if sent by registered mail, upon 3 days of mailing, and (iii) if sent by messenger, upon delivery.

9.	Miscellaneous

9.1.	Further Assurances. The Parties hereby undertake to execute all necessary documentation and take all further action as may be required in order to fulfill the purposes of this Agreement.

9.2.

Headings; Interpretation. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in interpreting this Agreement or for any other purpose.

9.3.

Entire Agreement. This Agreement, including all schedules and exhibits attached thereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior understandings, agreements and discussions between them, oral or written, with respect to the subject matter hereof.

Agreement- August 6, 2013

9.4.

Amendment; Waiver. No provision of this Agreement may be amended or modified unless agreed to in writing and signed by the Parties.

The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.5.

Successors and Assigns; Assignment. Subject to the provisions hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of the Parties. Neither this Agreement nor any of Consultant's rights, privileges, or obligations hereunder may be assigned or transferred without Company's prior written consent.

9.6.

Governing Law. This Agreement and any claim related directly or indirectly hereto shall be governed by and construed in accordance with the laws of the State of Israel (without regard to the conflicts of law provisions thereof). The appropriate courts of Tel-Aviv, Israel, shall have exclusive jurisdiction over any dispute related hereto.

9.7.

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.8.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original.

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Agreement- August 6, 2013

[Signature Page to Consulting and Services Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

Immune Pharmaceuticals Ltd.	Melini Capital Corp.
Name: Dr. Daniel Teper	Name: ____________
Title: CEO	Title: ______________

Agreement- August 6, 2013

Exhibit A

The Services

Business and Corporate Development

Investor Relations